AGREEMENT

This Agreement made and entered this 19th day of March 1999, by and between VisitCom, Inc. 3540 W. Sahara Ave. Las Vegas, NV 89102 a Nevada corporation ("VisitCom") and The Venetian Casino Resort, LLC, 3355 Las Vegas Blvd. Las Vegas, NV 89109 ("Location"), each individually a "Party" and collectively the "Parties."

                                   WITNESSETH


WHEREAS, VisitCom with licensing rights with Ticketmaster, Inc. who has developed and copyrighted a computerized ticketing system (the "System") for use in selling show tickets, event tickets, sightseeing tours and other event or performance admission tickets to the general public (collectively "Tickets"); and,

WHEREAS, VisitCom is authorized by Ticketmaster to lease the System to Location (Exhibit "A") and is willing to lease the System to Location and Location is desirous of leasing the System from VisitCom.

NOW, THEREFORE, in consideration of the above and of the terms, covenants and conditions set forth herein, and other good and valuable consideration, receipt of which is hereby acknowledged, the Parties hereto covenant and agree as follows:

1. RECITALS INCORPORATED: The recitals set forth hereinabove are hereby incorporated and merged into this Agreement as if repeated herein in full.

2.       USE OF SYSTEM AND EQUIPMENT TO BE LEASED TO LOCATION BY
VISITCOM: For the consideration, and upon the terms and conditions set forth herein, VisitCom hereby leases the use of its System to Location. Location recognizes and agrees that the System shall remain under the sole and exclusive control of VisitCom at all times during the term of this Agreement and that, pursuant to the terms hereof, Location is only acquiring computer access (via modem) to the information maintained in the System by VisitCom. During the term hereof, Location shall be entitled to use the System to print Tickets in VisitCom's inventory, sell said Tickets to the public and print and sell Venetian tickets. Location shall not sell non-Venetian tickets in the VisitCom inventory at a greater price than indicated by VisitCom.

         (a) Equipment Required: VisitCom will provide Location with the following equipment (on a per-workstation basis) at a monthly rental fee as outlined in Section 5(a) herein:

                  1. Two (2) Computer terminals.
                  2. Two (2) Ticketmaster CPU/Thermal ticket printers.
                  3. Two (2) Modems.
                  4. All Necessary cables.
                  5. Two (2) 110 VAC surge suppressers.




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                  6. Blank Ticket stock, in a format and design
                     preapproved by Location, pursuant to Location's ongoing needs throughout the life of this Agreement.
                  7. Two (2) computer work stations.

Location hereby covenants and agrees that the equipment furnished to it by VisitCom pursuant to the terms of this Agreement shall forever remain the property of VisitCom and is only being provided to Location to facilitate the terms of this Agreement. Location further agrees not to take any action which may impede or impair VisitCom's title to said equipment nor allow any lien or charges to be placed against said equipment. Equipment is to be provided to Location by VisitCom in good working condition and, but for reasonable wear and tear, Location shall keep equipment in same condition during the term of this agreement. (Refer to Section 4 for equipment maintenance responsibilities.) In the event that, through normal wear and tear, said equipment becomes inoperative during the term of this agreement, it shall be replaced by VisitCom at its sole and exclusive expense.

         (b) Additional Expenses: Location agrees that it shall be solely responsible for the cost of acquiring and installing telephone lines, electrical outlets and/or any other cost associated with Location's use of the System including, but not limited to, the cost of personnel necessary to operate the System at Location.

3. TERM OF AGREEMENT: This Agreement shall be for twenty-four (24) months, the term commencing on the 1st day of May 1999. Except as otherwise set forth herein, either Party, upon thirty (30) days written notice, may cancel this Agreement at any time.

4. TRAINING AND MAINTENANCE: VisitCom agrees to provide on-site training in the use of the System to Location's designated employees, at no cost to Location. Additionally, during the term of this Agreement, VisitCom shall maintain the computer hardware and software provided to Location on an "as needed" basis at no cost to Location, unless the repairs are necessitated by the malicious acts of Location, its agents, employees, servants or invites, in which event Location shall solely be responsible for the cost of any necessary repairs at the rate of $95.00 per hour plus the actual cost of replacement parts.

5. FEES PAYABLE BY LOCATION: In consideration of the license of hardware and software to Location and VisitCom's continuing services to be performed in connection herewith, VisitCom shall be entitled to a per Ticket service fee on all non-Venetian Tickets sold by the Venetian from VisitCom's inventory. The amount of the Service Fee shall be $3.50 per Ticket. Location shall retain the Ticket commissions less any credit card fees. The current credit card "merchant discount" fee is 2.25% of the amount of each transaction processed and is subject to fluctuation up to 1% or higher.

6. PREMIUM TICKETS: VisitCom shall exclusively provide to Location any Tickets that become available to it, but are not part of VisitCom's inventory, hereinafter "Premium Tickets" & Concerts to location. Any commission fees generated thusly shall be shared 75% VisitCom and 25% Location.



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7. REPORTING: VisitCom will provide Location with daily and weekly sales reports.

8. UPDATE OF SYSTEM INFORMATION: VisitCom will utilize its best efforts to insure that the information in the System is current, accurate, and up-to-date at all times.

9. SALE OF TICKETS NOT INCLUDED IN SYSTEM PROHIBITED: Location agrees that all non-Venetian events in VisitCom's inventory shall be sold through the System. In the event that Location will make every effort to notify VisitCom of the event's existence and, if VisitCom elects at its sole discretion, VisitCom can add the event to the System.

10. NO AGENCY, PARTNERSHIP OR JOINT VENTURE: Location expressly recognizes and agrees that even though the terms of this Agreement grant it access to the System, Location is, and shall always remain, an independent contractor and no form of agency, partnership, joint venture or the like shall be created or result by virtue of the terms of this Agreement or Location's access to the system. The Parties further expressly acknowledge that they have no authority whatsoever to act for each other in any matter nor to bind or commit each other to any act or course of conduct whatsoever.

11. NO MISREPRESENTATION, ADHERENCE TO RULES: The Parties further agree that during the term of this Agreement, they, as well as their respective employees, servants and agents shall take no action or make no statement or the like which misrepresents, or tends to misrepresent, the other or damage, or tend to damage, the other's relationship with their respective employees, agents, associates, customers, suppliers, event sponsors, locations or venues. Additionally, during the term of this Agreement, Location hereby agrees to be bound by, and to adhere to, VisitCom's ticket sales, refund and exchange policy which provides that VisitCom refunds/exchanges tickets up to one (1) hour prior to block release (5:00 PM) for that day's event.

12. TICKETING: VisitCom, through its relationship with TicketMaster, will provide top quality ticketing services to Location. Issued Tickets will be pre-assigned seats for all show rooms that have assigned seats. In addition, the seats assigned shall be very good to excellent in respect to each showroom.

13. OTHER EVENT TICKETING: VisitCom will, at its expense, customize other event ticketing software as proscribed by Location to accommodate its individual software ticketing needs.

14. DEFAULT BY LOCATION: Location hereby expressly agrees that its default of any of the terms and provisions of this Agreement, including but not limited to the payment of any sums to VisitCom when due, shall constitute a material breach of this Agreement. Upon any material breach, and after providing Location with a thirty (30) day notice to cure, VisitCom may terminate this Agreement, restrict Locations access to the System and retake and repossess all of the equipment provided to Locution pursuant to the terms hereof Upon termination, Location hereby agrees to pay all undisputed sums then due VisitCom within five (3) business days following termination.



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15. TRADE SECRETS, COPYRIGHT, NON-DISCLOSURE: Locution expressly recognizes, covenants and agrees that the information contained in the System constitutes privileged and confidential trade secrets. Location further recognizes, covenants and agrees that VisitCom through Ticketmaster has copyrighted the System and possesses valid and lawful copyrights rights in and to the information contained in the System. At all times during the term of this Agreement, Location shall fully protect and preserve the trade secret and copyright rights of VisitCom and shall not, under any circumstances, disclose the contents or method of operation of the System to any unauthorized third party. The Parties covenant that they will treat all information received from each other as they would the most confidential proprietary informa tion. Any breach of this Section shall constitute a material breach of this Agreement and shall further entitle the non-breaching Party to immediately cancel this Agreement. Further, upon such termination, the breaching Party shall be liable in damages or otherwise for all damages sustained by the non-breaching Party as the result of Location's breach, including costs and actual attorney's fees incurred or relating to the breach.

16. FAILURE OF, OR INTERRUPTION TO, SYSTEM: VisitCom shall not be liable to Location in any regard during the term of this Agreement, the System fails, is interrupted, or ceases to function in any manner. Location expressly recognizes and agrees that in the event of such failure or interruption, VisitCom's sole responsibility shall be to apply its best efforts to return the System to its full operating capacity as rapidly as possible. However, it is the expectation of the Parties that VisitCom continually provide services throughout the term of this Agreement. In the event that VisitCom fails to provide said services, for any reason (but for brief periods of service interruption not to exceed seventy-two (72) hours), Location may terminate the Agreement. Upon termination, Location agrees to pay all undisputed sums then due VisitCom, but nothing more.

17. AGREEMENT NOT ASSIGNABLE: This Agreement is not assignable by either Party under any circumstances without the prior written consent of both Parties. Said consent may be withheld by either Party and for any reason or no reason.

18. ENTIRE AGREEMENT: This is the entire agreement between VisitCom and Location and supersedes all prior agreements or understandings with respect to the System and/or the Parties' rights or remedies available at law. No alteration or modification to the terms of this Agreement shall be valid unless signed in writing by VisitCom and Location. In interpreting this Agreement, no rule of construction shall be employed which may cause this Agreement to be more strictly enforced against its drafter.

19. PARTIES BOUND: This Agreement shall be binding upon and inure to the benefit of the Parties hereto, their heirs, executors, representatives, successors and where permitted, assigns.

20. NOTICES: Whenever any notice is required or permitted to be given pursuant to the terms of this Agreement, said notice shall be given in writing and shall be presumed received three (3) days after deposit into the United States mails, postage prepaid, certified return receipt or faxed.



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21. ATTORNEY FEES: In the event any Party to this Agreement commences legal proceedings against any other Party to this Agreement, to enforce the terms hereof, to declare rights hereunder or to dispute, question or raise any question of fact, law or issue set forth in and resolved by the express terms of this Agreement, as the result of a breach of any covenant, condition or representation of this Agreement, or for any other reason, the prevailing Party in any such proceeding shall be entitled to recover from the losing Party, its costs of suit, including attorney's fees.

22. GOVERNING LAW: This Agreement has been entered into and executed in any and/or all of the states and/or foreign countries as indicated directly above the signature lines for the respective Parties executing this Agreement. Since the Parties to this Agreement are so widely diverse geographically, as partial consideration for the execution of this Agreement, the Parties hereto, individually, jointly and collectively, hereby expressly acknowledge and agree that for the ease and convenience of such Parties hereto, this Agreement shall be interpreted in accordance with the laws of the State of Nevada and further that in the event of dispute, jurisdiction and venue for the resolution of such dispute shall properly lie in the state or federal courts of the County of Clark, State of Nevada.

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed the day and year first above written.


VisitCom                                  LOCATION




----------------------------              ----------------------------
By:                                       By:
Title:                                    Title:


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